FOR IMMEDIATE RELEASE
March 5, 2015
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
EIGHTH CONSECUTIVE YEAR OF RECORD EARNINGS

•	Earnings per share increased by 9.3 percent to $2.47 per share

•	Net income increased by $3.3 million to $36.1 million

•	Growth in the natural gas businesses generated $8.3 million in additional gross margin

•	Acquisitions completed in 2013 generated $2.4 million in additional operating income

•	Colder temperatures added $2.8 million to gross margin

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for both the year and the fourth quarter ended December 31, 2014. The Company's net income for the year ended December 31, 2014 was $36.1 million, or $2.47 per share, which represents an increase of $3.3 million, or $0.21 per share, compared to 2013. Included in the Company's 2014 results were two non-recurring items -- an after-tax gain of $4.0 million from the sale of BravePoint, Inc. ("BravePoint"), the Company's advanced information services subsidiary, and a non-cash, after-tax impairment charge of $3.9 million related to uncertainty around the implementation of a customer billing system. Both of these items were recorded in the fourth quarter of 2014.

For the fourth quarter of 2014, the Company reported net income of $10.1 million, or $0.69 per share. This represents an increase of $414,000, or $0.02 per share, compared to the same quarter in 2013.

"In 2014, our Company generated record earnings for the eighth consecutive year," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "Thanks to our employees' continued efforts to transform opportunities into profitable growth, we achieved top quartile performance in 16 of 20 financial benchmarks compared to our peers. We also met key 2014 objectives in our strategic plan and advanced several projects described in this release, such as Eight Flags Energy's combined heat and power plant ("CHP") to provide new services in Nassau County, Florida and our interstate pipeline's development of new services on the Delmarva Peninsula.”
“We are starting 2015 strong as well," continued Mr. McMasters. "In February 2015, we announced the acquisition of Gatherco, Inc. (“Gatherco”), a natural gas infrastructure company providing midstream services in Eastern Ohio. We expect to close this transaction in the second quarter of 2015, and believe that in addition to being accretive during its first full year of operation, this acquisition and our subsequent capital investments will generate increased earnings growth.”

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A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

Operating Results for the Years Ended December 31, 2014 and 2013

The Company reported operating income of $62.3 million for 2014, compared to $62.7 million in 2013. During 2014, the Company recorded a non-cash, pre-tax impairment charge of $6.5 million related to uncertainty around the implementation of a customer billing system. The impairment charge recorded represents all of the capitalized costs associated with this project. The Company is considering several options to recover these costs, but the outcome of such efforts cannot be predicted at this time. The Company also recorded a non-cash, pre-tax impairment charge of $412,000 related to the assessment of goodwill and intangible assets associated with the 2013 acquisition of certain assets by Austin Cox Home Services, Inc. ("Austin Cox"). Both of these impairment charges decreased the Company's operating income for the year.

Excluding the impact of the impairment charges, the Company’s operating income increased by $6.4 million in 2014, compared to 2013, as the Regulated Energy and Unregulated Energy segments generated $22.6 million in higher gross margin, which was partially offset by an increase of $14.8 million in other operating expenses. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release.

Regulated Energy

Operating income for the Regulated Energy segment increased by $367,000 to $50.5 million for 2014, compared to 2013. The increase in gross margin of $20.1 million was partially offset by the $6.4 million asset impairment charge in 2014 associated with uncertainty around the implementation of a customer billing system and an increase in other operating expenses of $13.3 million. Excluding the impairment charge, operating income increased by $6.8 million. The significant components of the gross margin increase included:

•
$5.5 million from Sandpiper Energy, Inc. ("Sandpiper") due to the inclusion of a full year of operations in 2014 (the acquisition of the operating assets of Eastern Shore Gas Company and its affiliates ("ESG") by Sandpiper occurred in late May 2013);

•	$5.6 million due to natural gas service expansions initiated in 2013 and 2014;

•	$2.9 million generated by the Florida Gas Reliability Infrastructure Program ("GRIP");

•	$2.7 million in other growth in natural gas distribution and transmission services;

•	$1.3 million generated by the FPU electric distribution operation as a result of a base rate increase; and

•	$1.1 million from increased energy consumption, due primarily to colder temperatures in 2014, compared to the prior year.

The increase in other operating expenses, excluding impairment charges, was due primarily to: (a) $3.3 million in higher payroll and benefits costs to support growth, and a change in vacation policy in 2013; (b) $2.5 million in other operating expenses associated with Sandpiper's operations; (c) $2.6 million in higher depreciation, amortization, asset removal costs and property taxes associated with capital investments to support growth and maintain system integrity; (d) $2.2 million in higher costs associated with facilities maintenance and service contractors; (e) the absence in 2014 of a one-time credit of $1.5 million in 2013 associated with the City of Marianna litigation cost recovery; and (f) $1.0 million of increased accruals for incentive bonuses as a result of strong financial performance. These increases in other operating expenses were partially offset by the non-recurrence of a sales tax expense of $726,000 in 2013 recorded in conjunction with the ESG acquisition.

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Unregulated Energy

Operating income for the Unregulated Energy segment was $11.7 million, a decrease of $630,000 compared to 2013. An increase in gross margin of $2.5 million was more than offset by $432,000 in asset impairment charges for goodwill and intangible assets related to the 2013 acquisition by Austin Cox and an increase in other operating expenses of $2.7 million. The significant components of the gross margin increase included: (a) $1.7 million in higher propane sales, compared to the prior year, due primarily to higher consumption caused by colder temperatures and (b) $1.4 million generated by an increase in wholesale propane sales due primarily to a supply agreement entered into in May 2013 in conjunction with an acquisition. These increases were partially offset by $356,000 in lower retail propane margins due primarily to a decline in retail margins on the Delmarva Peninsula.

The increase in other operating expenses, excluding impairment charges, was due primarily to: (a) $1.9 million in higher payroll and benefits costs due to increased seasonal overtime and additional resources to support growth; (b) $897,000 in additional expenses associated with serving newly acquired customers; and (c) $540,000 in higher costs associated with facilities maintenance. These increases were partially offset by the non-recurrence of an accrual of $990,000 in 2013 related to taxes other than income.

Other

The “Other” segment, reported operating income of $105,000 for 2014, compared to $297,000 in 2013. The decrease in operating income is due to BravePoint's lower operating results prior to the sale on October 1, 2014. The sale of BravePoint produced a pre-tax gain of $6.7 million, which has been reflected as non-operating income.

Operating Results for the Quarters Ended December 31, 2014 and 2013

The Company’s operating income for the quarter ended December 31, 2014 was $12.4 million, a decrease of $5.9 million, compared to the same quarter in 2013. The decrease in operating income is due primarily to the aforementioned two non-cash, pre-tax asset impairment charges totaling $6.9 million recorded in other operating expenses in the fourth quarter of 2014. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release.

Regulated Energy

Operating income for the Regulated Energy segment decreased by $4.5 million to $9.4 million for the fourth quarter of 2014, compared to the same quarter in 2013. An increase in gross margin of $5.1 million was more than offset by the $6.4 million asset impairment charge and an increase of $3.1 million in other operating expenses. Excluding the impairment charge, operating income increased by $2.0 million quarter-over-quarter. The significant components of the gross margin increase included:

•	$1.4 million due to natural gas service expansions;

•	$933,000 in other growth in natural gas distribution and transmission services;

•	$922,000 generated by the FPU electric distribution operation as a result of a base rate increase;

•	$882,000 generated by the Florida GRIP; and

•	$441,000 in increased consumption by natural gas customers, due primarily to colder temperatures in Florida during the quarter, compared to the same quarter in 2013.

The increase in other operating expenses, excluding impairment charges, was due primarily to: (a) $1.1 million in higher costs associated with facilities maintenance and service contractors; (b) $922,000 in higher payroll costs to support growth; (c) $656,000 in transaction costs allocated to this segment; (d) $145,000 in

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increased accruals for incentive bonuses as a result of strong financial performance; and (e) $403,000 in higher depreciation expense, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity. These increases were partially offset by $431,000 in lower benefits costs due primarily to lower health benefits claims during the fourth quarter of 2014.

Unregulated Energy

Operating income for the Unregulated Energy segment for the fourth quarter of 2014 was $2.9 million, a decrease of $1.5 million compared to operating income for the same quarter in 2013. Gross margin decreased by $1.0 million due primarily to $437,000 in lower profit from Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as a result of low volatility in wholesale propane prices during the quarter, and $325,000 in lower retail propane margins per gallon in the Company's propane distribution businesses. Other operating expenses increased by $458,000, due primarily to $432,000 in asset impairment charges related to the Austin Cox acquisition recorded in the current quarter.

Other

The “Other” segment, reported operating income of $81,000 for the fourth quarter of 2014, as compared to $56,000 in the same quarter in 2013. As a result of the sale of BravePoint on October 1, 2014, the other segment no longer includes results from BravePoint.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Shares and per share amounts for all periods presented reflect the three-for-two stock split declared on July 2, 2014, which was effected in the form of a stock dividend, and distributed on September 8, 2014. Unless otherwise noted, earnings per share information is presented on a diluted basis.

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Conference Call
Chesapeake Utilities Corporation will host a conference call on March 6, 2015 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2014. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2014 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audiocast section of the Company's IR App.
About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing, electricity distribution, propane gas distribution and wholesale marketing, and other related services. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year to Date		Fourth Quarter
For the Periods Ended December 31,	2014	2013	2014	2013
Gross Margin (1)
Regulated Energy	$165,882	$145,820	$44,734	$39,678
Unregulated Energy	47,880	45,375	12,317	13,321
Other	6,956	8,276	(64)	2,031
Total Gross Margin	$220,718	$199,471	$56,987	$55,030

Operating Income
Regulated Energy	$50,451	$50,084	$9,448	$13,916
Unregulated Energy	11,723	12,353	2,879	4,340
Other	105	297	81	56
Total Operating Income	62,279	62,734	12,408	18,312

Gains from sale of businesses	7,139	—	6,742	—
Other Income (loss), net of other expenses	101	372	117	(41)
Interest Charges	9,482	8,234	2,528	2,120
Income Taxes	23,945	22,085	6,642	6,468
Net Income	$36,092	$32,787	$10,097	$9,683

Earnings Per Share of Common Stock
Basic	$2.48	$2.27	$0.69	$0.67
Diluted	$2.47	$2.26	$0.69	$0.67

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the year ended December 31, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Year ended December 31, 2013 Reported Results	$54,872	$32,787	$2.26
Adjusting for unusual items:
Gains on sale of businesses	7,139	4,266	0.29
Asset impairment charges	(6,880)	(4,111)	(0.28)
Weather impact	2,799	1,672	0.11
Regulatory recovery of litigation-related costs in 2013	(1,494)	(893)	(0.06)
Accrual for additional taxes other than income in 2013	990	592	0.04
One-time sales tax expense recorded by Sandpiper in conjunction with the 2013 ESG acquisition	726	434	0.03
	3,280	1,960	0.13
Increased (Decreased) Gross Margins:
Major projects (see Major Project Highlights table)
Service expansions	5,591	3,341	0.23
Contribution from Sandpiper	5,544	3,313	0.23
GRIP	2,862	1,710	0.12
Other natural gas growth	2,671	1,596	0.11
Increased wholesale propane sales	1,391	831	0.06
FPU electric base rate increase	1,269	758	0.05
	19,328	11,549	0.80
Increased Other Operating Expenses:
Higher payroll and benefits costs	(5,164)	(3,085)	(0.21)
Expenses from acquisitions	(3,526)	(2,107)	(0.14)
Higher depreciation, asset removal and property tax costs due to new capital investments	(2,842)	(1,698)	(0.12)
Higher facility maintenance and service contractor costs	(2,735)	(1,634)	(0.11)
Larger accruals for incentive bonuses	(1,356)	(810)	(0.06)
Transaction costs	(760)	(454)	(0.03)
	(16,383)	(9,788)	(0.67)
Interest Charges	(1,247)	(745)	(0.05)
Net Other Changes	187	329	—
Year ended December 31, 2014 Reported Results	$60,037	$36,092	$2.47

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Key variances for the quarter ended December 31, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter of 2013 Reported Results	$16,151	$9,683	$0.67
Adjusting for unusual items:
Asset impairment charges	(6,880)	(4,125)	(0.28)
Gains on sale of businesses	6,742	4,043	0.28
Weather impact	562	337	0.02
Accrual for additional taxes other than income in 2013	292	175	0.01
	716	430	0.03
Increased Gross Margins:
Service expansions	1,411	846	0.06
Other natural gas growth	933	559	0.04
FPU Electric base rate increase	922	553	0.04
GRIP	882	529	0.04
Propane wholesale marketing	(437)	(262)	(0.02)
Lower retail propane margins	(325)	(195)	(0.01)
	3,386	2,030	0.15
Increased Other Operating Expenses:
Higher facility maintenance and service contractor costs	(1,424)	(854)	(0.06)
Higher payroll costs	(1,197)	(718)	(0.05)
Transaction costs	(732)	(439)	(0.03)
Lower benefits costs	554	332	0.02
Higher depreciation, asset removal and property tax costs due to new capital investments	(529)	(317)	(0.02)
	(3,328)	(1,996)	(0.14)
Interest Charges	(408)	(245)	(0.02)
Net Other Changes	222	195	—
Fourth Quarter of 2014 Reported Results	$16,739	$10,097	$0.69

The following information highlights certain key factors contributing to the Company’s results for the quarter and year ended December 31, 2014:

Major Projects

Acquisition
In May 2013, the Company completed the purchase of the operating assets of ESG. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland Public Service Commission (“PSC”). The Company has begun to convert some of the former ESG customers to natural gas distribution service and is evaluating the potential conversion of others. This acquisition was accretive to earnings per share in the first full year of operations, generating $0.20 in additional earnings per share to the Company. The Company generated $5.5 million in additional gross margin from Sandpiper for the year ended December 31, 2014 and incurred $2.5 million in additional other operating expenses for the same period. Additionally, in the second quarter of 2013, the Company recorded $726,000 in a one-time sales tax expense associated with the acquisition of ESG.

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Service Expansions
During 2013, Eastern Shore, the Company’s interstate pipeline subsidiary, commenced new natural gas transmission services to local distribution utilities and industrial customers in Delaware and Maryland. These new services generated additional gross margin of $2.7 million and $288,000 for the year and three months ended December 31, 2014, respectively, compared to the same periods in 2013.
On October 1, 2014, Eastern Shore commenced a new lateral service to an industrial customer facility in Kent County, Delaware. This service commenced after construction of new facilities, including approximately 5.5 miles of pipeline lateral and metering facilities, extending from Eastern Shore's mainline to the new industrial customer facility. This new service, which generated $463,000 of gross margin for the year and three months ended December 31, 2014, is expected to generate $1.8 million of gross margin in 2015 and annual gross margin of approximately $1.2 million to $1.8 million during the 37-year service period.
During 2014, Eastern Shore executed a one-year contract with another industrial customer in New Castle County, Delaware to provide 50,000 dekatherms per day ("Dts/d") of additional transmission service from April 2014 to April 2015, which was subsequently amended to provide 55,580 Dts/d of service to August 2017. This contract generated gross margin of $1.9 million and $657,000 for the year and three months ended December 31, 2014, and is expected to generate $2.2 million of gross margin in 2015.
In August 2013, Peninsula Pipeline Company, Inc., the Company's intrastate natural gas transmission subsidiary, commenced a new firm transportation service in Indian River County, Florida for an unaffiliated utility. This new service generated $490,000 of additional gross margin for the year ended December 31, 2014, compared to 2013.
Other Natural Gas Growth
In addition to these service expansions, the natural gas distribution operations on the Delmarva Peninsula and in Florida generated $2.8 million and $808,000 in additional gross margin in the year and three months ended December 31, 2014, respectively, compared to the same periods in 2013, due to increases in the number of residential, commercial and industrial customers served. These increases are due primarily to a three-percent increase in residential customers on the Delmarva Peninsula, excluding customers added as a part of the Sandpiper acquisition, and an increase in commercial and industrial customers in Florida.

Future Service Expansion Initiatives
Eight Flags, one of the Company's unregulated energy subsidiaries, is engaged in the development and construction of a CHP plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to FPU for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the steam to an industrial customer pursuant to a separate 20-year contract. FPU will transport natural gas through its distribution system to Eight Flags’ CHP plant, which will produce power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations. Construction of the CHP plant and associated transactions are subject to various conditions, including obtaining necessary governmental approvals, environmental and regulatory permits and completion and execution of various agreements. If all conditions are satisfied, construction of the CHP plant is currently scheduled to commence in early 2015 with commercial operation expected to commence in July 2016.
In December 2014, Eastern Shore entered into a precedent agreement with an industrial customer in Kent County, Delaware, whereby the customer is committed to enter into a 20-year natural gas transmission service for 45,000 Dts/d for its new facility, upon the satisfaction of certain conditions. This new service will be provided as Off Peak ≤90 Firm Transportation ("OPT") service and is expected to generate at least $5.8 million of annual gross margin. In November 2014, Eastern Shore requested Federal Energy Regulatory Commission ("FERC") authorization to construct 7.2 miles of 16-inch pipeline looping and 3,550 horsepower

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of new compression in Delaware, which are estimated to cost approximately $30 million, to provide this new service. Eastern Shore anticipates receiving FERC’s authorization in 2015, with the service targeted to commence in the fourth quarter of 2015, following construction of the new facilities.

GRIP
In August 2012, the Florida PSC approved the GRIP, which is designed to recover capital and other program-related-costs, inclusive of a return on investment, related to the replacement of older pipes in the Company's Florida service territories. The Company received approval to invest $75.0 million to replace qualifying distribution mains and services (any material other than coated steel or plastic). Since the program's inception in August 2012, the Company has invested $42.8 million, $24.3 million of which was invested during 2014. These investments generated additional gross margin of $2.9 million and $882,000 for the year and three months ended December 31, 2014, respectively, compared to the same periods in 2013. The Company expects to invest an additional $20.0 million through the GRIP in 2015.

Investing in Growth
The Company has continued to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation has initiated natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties in Maryland, which require the construction and conversion of distribution facilities, as well as the conversion of residential customers’ appliances and equipment. To support this growth as well as future expansions, our Delmarva natural gas distribution operation has increased staffing. Resources have also been added in the Company's corporate shared services departments to increase the Company’s overall capabilities to support sustained future growth. The additional staffing to support growth increased payroll expenses of the Company's Regulated Energy segment by $2.0 million and $480,000 for the year and three months ended December 31, 2014, respectively, compared to the same periods in 2013. The Company expects to make additional investments in personnel, as needed, to further develop our capability to capitalize on future growth opportunities.

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Weather and Consumption
Temperatures on the Delmarva Peninsula and in Florida during 2014 were colder than 2013, which positively affected the Company’s results in 2014. Temperatures in Florida during the fourth quarter of 2014 were colder than 2013, while temperatures on the Delmarva Peninsula did not have a significant variance from the same quarter in 2013. The following tables highlight the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the quarters and years ended December 31, 2014 and 2013 and the gross margin variance resulting from weather fluctuations in those periods.

	Year to Date			Fourth Quarter
For the Periods Ended December 31,	2014	2013	Variance from prior year	Q4 2014	Q4 2013	Variance from prior year
Delmarva
Actual HDD	4,826	4,638	188	1,564	1,612	(48)
10-Year Average HDD ("Normal")	4,483	4,454	29	1,590	1,582	8
Variance from Normal	343	184		(26)	30

Florida
Actual HDD	888	671	217	314	184	130
10-Year Average HDD ("Normal")	856	885	(29)	301	316	(15)
Variance from Normal	32	(214)		13	(132)

Florida
Actual CDD	2,705	2,750	(45)	207	329	(122)
10-Year Average CDD ("Normal")	2,768	2,750	18	267	260	7
Variance from Normal	(63)	—		(60)	69
Gross Margin Variance attributed to Weather

(in thousands)	Year to Date		Fourth Quarter
For the Periods Ended December 31,	2014 vs. 2013	2014 vs. Normal	2014 vs. 2013	2014 vs. Normal
Delmarva
Regulated Energy	$232	$765	$(35)	$(38)
Unregulated Energy	1,398	1,344	(125)	344
Florida
Regulated Energy	877	145	477	42
Unregulated Energy	292	485	245	404
Total	$2,799	$2,739	$562	$752

Propane Prices
During 2014, lower retail propane margins on the Delmarva Peninsula decreased gross margin by $2.3 million compared to 2013. A significant increase in wholesale prices in late 2013 and early 2014 increased the Delmarva average propane inventory cost in 2014. Retail propane margins on the Delmarva Peninsula reverted to more normal levels during the first three quarters of 2014, compared to unusually high margins experienced in 2013. In addition, a rapid decline in wholesale prices in late 2014 resulted in lower margins as the Company recorded a lower-of-cost-or-market propane inventory valuation adjustment. The Company

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discontinued hedge accounting on swap agreements to recognize the expected losses of those hedges in current year’s earnings. Both the propane inventory valuation adjustment and discontinuation of hedge accounting were designed to reflect the value of the Company’s inventory and future purchase commitments at the current market value at year-end in order to avoid any expected losses in future periods. For the three months ended December 31, 2014, retail propane margins on the Delmarva Peninsula decreased by $1.4 million, compared to the same quarter in 2013, due primarily to these two adjustments.
Retail propane margins in Florida continued to increase during 2014 as local market conditions enabled the Florida propane distribution operation to maintain strong margins on its sales despite volatility in propane supply costs. Higher retail propane margins in Florida generated $1.9 million and $792,000 of additional gross margin for the year and three months ended December 31, 2014, compared to the same periods in 2013.
Wholesale propane sales increased, generating additional gross margin of $1.4 million for the year ended December 31, 2014, compared to 2013, due primarily to sales to an affiliate of ESG. Wholesale propane sales did not result in a significant variance for the fourth quarter.
The trading profit from Xeron, which benefits from wholesale price volatility by entering into trading transactions, remained unchanged in 2014, compared to 2013. Xeron reported higher trading profit in early 2014, as a result of higher wholesale price volatility during the winter heating season, which increased trading activity and generated higher profits on executed trades. This was offset by lower profit during the second half of 2014 as a result of less price volatility. For the three months ended December 31, 2014, Xeron’s trading profit decreased by $437,000, compared to the same quarter in 2013 due to this decline in volatility.
Florida Electric Rate Case
On September 15, 2014, the Florida PSC approved a settlement agreement between FPU and the Florida Office of Public Counsel in FPU's base rate case filing, which provides, among other things, an increase in FPU's annual revenue requirement of $3.75 million and a rate of common equity return of 10.25 percent for FPU’s electric distribution operation. The new rates are effective for all meter readings on or after November 1, 2014. Previously, the Florida PSC approved interim rate relief, effective for meter readings on or after August 10, 2014. The higher base rates in FPU’s electric operation generated $1.3 million and $922,000 of additional gross margin for the year and three months ended December 31, 2014, respectively.
Other Developments
On October 1, 2014, the Company completed the sale of BravePoint for approximately $12.0 million in cash. The Company recorded a pre-tax gain of approximately $6.7 million ($4.0 million after-tax) from this sale in the fourth quarter of 2014. The Company plans to reinvest the proceeds from this sale in its regulated and unregulated energy businesses.
At December 31, 2014, the Company recorded a non-cash, pre-tax impairment charge of $6.5 million related to uncertainty around the implementation of a customer billing system. This impairment charge represents the entire amount of the capitalized costs associated with this project. The Company is engaged in negotiations with the system vendor regarding the implementation, and is considering several options to recover these costs including regulatory proceedings. The outcome cannot be predicted at this time. The Company will record a gain contingency if and when any recovery from the vendor is realizable or establish a regulatory asset when future recovery through rates is probable. The Company also recorded non-cash pre-tax impairment charges of $412,000 related to the impairment of goodwill and intangible assets associated with the 2013 acquisition by Austin Cox.

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Subsequent Event
On January 30, 2015, the Company entered into a merger agreement to acquire Gatherco. Upon consummation of the transaction, Gatherco will merge into Aspire Energy of Ohio, LLC, a newly formed, wholly-owned subsidiary of Chesapeake. At closing, the Company expects to issue 593,005 shares of its common stock, valued at $29.9 million, pay $27.6 million in cash and assume Gatherco’s debt estimated to be $1.7 million. The Company expects to pay off this debt shortly after closing. Gatherco is a natural gas infrastructure company providing natural gas midstream services. Gatherco’s assets include 16 gathering systems and over 2,000 miles of pipelines in Central and Eastern Ohio. Gatherco provides natural gas gathering services and natural gas liquid processing services to over 300 producers and supplies natural gas to over 6,000 customers in Ohio through the Consumers Gas Cooperative, an independent entity which Gatherco manages under an operating agreement. The transaction is subject to approval by Gatherco's shareholders and is expected to close in the second quarter of 2015.

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Chesapeake Utilities Corporation and Subsidiaries Major Project Highlights (Unaudited)

Major Projects Initiated (dollars in thousands):
		Gross Margin for the Period
	Year Ended		Estimate for	Three Months Ended
	December 31,		for	December 31,
	2014	2013	2015	2014	2013
Acquisition:
ESG acquisition being served by Sandpiper in Worcester County, Maryland (1)	$9,976	$4,432	$10,402	$2,382	$2,234
Service Expansions
Natural Gas Distribution:
Long-term
Sussex County, Delaware	$656	$670	$674	$176	$179
Natural Gas Transmission:
Short-term
New Castle County, Delaware	$2,026	$398	$2,418	$770	$58
Kent County, Delaware	—	1,158	—	—	193
Total Short-term	$2,026	$1,556	$2,418	$770	$251
Long-term
Sussex County, Delaware	$1,725	$1,437	$1,725	$431	$402
New Castle County, Delaware	2,964	1,637	2,964	741	608
Nassau County, Florida	1,308	1,314	1,310	326	321
Worcester County, Maryland	547	417	547	137	124
Cecil County, Maryland	1,147	926	1,147	287	265
Indian River, Florida	840	350	840	210	210
Kent County, Delaware	3,122	437	4,504	1,128	437
Total Long-term	$11,653	$6,518	$13,037	$3,260	$2,367

Total Service Expansions	$14,335	$8,744	$16,129	$4,206	$2,797

Total Major Projects	$24,311	$13,176	$26,531	$6,588	$5,031

(1) During the year and three months ended December 31, 2014, the Company incurred $5.6 million and $1.6 million, respectively, in other operating expenses related to Sandpiper. During the year and three months ended December 31, 2013, the Company incurred $3.1 million and $1.3 million, respectively, in other operating expenses related to Sandpiper.

The following table summarizes our estimated annualized margin from two future major expansion initiatives with executed contracts:

Project	Estimated Date of New Service	Estimated Annualized Margin
20-year OPT natural gas transmission service to an industrial customer in Kent County, Delaware	Fourth quarter of 2015	$5.8 million
Eight Flags CHP plant in Nassau County, Florida	Third quarter of 2016	$7.3 million

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended December 31, 2014 and 2013 (in thousands, except shares and per share data)

	Year to Date		Fourth Quarter
	2014	2013	2014	2013
Operating Revenues
Regulated Energy	$300,442	$264,637	$77,274	$72,174
Unregulated Energy	184,961	166,723	43,596	47,445
Other	13,431	12,946	(490)	3,268
Total Operating Revenues	498,834	444,306	120,380	122,887
Operating Expenses
Regulated energy cost of sales	134,560	118,818	32,540	32,497
Unregulated energy and other cost of sales	143,556	126,017	30,854	35,360
Operations	102,197	91,452	25,590	25,576
Maintenance	9,706	7,509	2,539	1,821
Asset impairment charges	6,881	—	6,881	—
Depreciation and amortization	26,316	23,965	6,171	5,894
Other taxes	13,339	13,811	3,397	3,427
Total operating expenses	436,555	381,572	107,972	104,575
Operating Income	62,279	62,734	12,408	18,312
Gains from sale of businesses	7,139	—	6,742	—
Other income (loss), net of other expenses	101	372	117	(41)
Interest charges	9,482	8,234	2,528	2,120
Income Before Income Taxes	60,037	54,872	16,739	16,151
Income taxes	23,945	22,085	6,642	6,468
Net Income	$36,092	$32,787	$10,097	$9,683

Weighted Average Common Shares Outstanding:
Basic	14,551,308	14,430,962	14,585,336	14,450,423
Diluted	14,604,944	14,543,446	14,643,069	14,558,131

Earnings Per Share of Common Stock:
Basic	$2.48	$2.27	$0.69	$0.67
Diluted	$2.47	$2.26	$0.69	$0.67

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2014	2013
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$766,855	$691,522
Unregulated energy	84,773	76,267
Other	18,497	21,002
Total property, plant and equipment	870,125	788,791
Less: Accumulated depreciation and amortization	(193,369)	(174,148)
Plus: Construction work in progress	13,006	16,603
Net property, plant and equipment	689,762	631,246
Current Assets
Cash and cash equivalents	4,574	3,356
Accounts receivable (less allowance for uncollectible accounts of $1,120 and $1,635, respectively)	53,300	75,293
Accrued revenue	13,617	13,910
Propane inventory, at average cost	7,250	10,456
Other inventory, at average cost	3,699	4,880
Regulatory assets	8,967	2,436
Storage gas prepayments	4,258	4,318
Income taxes receivable	18,806	2,609
Deferred income taxes	—	1,696
Prepaid expenses	6,652	6,910
Mark-to-market energy assets	1,055	385
Other current assets	195	160
Total current assets	122,373	126,409
Deferred Charges and Other Assets
Goodwill	4,952	4,354
Other intangible assets, net	2,404	2,975
Investments, at fair value	3,678	3,098
Regulatory assets	78,136	66,584
Receivables and other deferred charges	3,164	2,856
Total deferred charges and other assets	92,334	79,867
Total Assets	$904,469	$837,522

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Capitalization and Liabilities	2014	2013
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,100	$4,691
Additional paid-in capital	156,581	152,341
Retained earnings	142,317	124,274
Accumulated other comprehensive loss	(5,676)	(2,533)
Deferred compensation obligation	1,258	1,124
Treasury stock	(1,258)	(1,124)
Total stockholders' equity	300,322	278,773
Long-term debt, net of current maturities	158,486	117,592
Total capitalization	458,808	396,365
Current Liabilities
Current portion of long-term debt	9,109	11,353
Short-term borrowing	88,231	105,666
Accounts payable	44,610	53,482
Customer deposits and refunds	25,197	26,140
Accrued interest	1,352	1,235
Dividends payable	3,939	3,710
Deferred income taxes	832	—
Accrued compensation	10,076	8,394
Regulatory liabilities	3,268	4,157
Mark-to-market energy liabilities	1,018	127
Other accrued liabilities	6,603	7,678
Total current liabilities	194,235	221,942
Deferred Credits and Other Liabilities
Deferred income taxes	160,232	142,597
Regulatory liabilities	43,419	43,912
Environmental liabilities	8,923	9,155
Other pension and benefit costs	35,027	21,000
Deferred investment tax credits and Other liabilities	3,825	2,551
Total deferred credits and other liabilities	251,426	219,215
Total Capitalization and Liabilities	$904,469	$837,522

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2014				For the Three Months Ended December 31, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$14,941	$1,227	$6,103	$9,416	$14,545	$1,119	$5,147	$9,037
Commercial	8,148	1,192	8,082	9,191	8,108	1,090	7,605	9,271
Industrial	2,235	1,278	3,454	658	1,785	1,223	2,822	785
Other (1)	4,367	970	994	(2,460)	4,004	417	1,109	(1,938)
Total Operating Revenues	$29,691	$4,667	$18,633	$16,805	$28,442	$3,849	$16,683	$17,155

Volume (in Dts for natural gas and MWHs for electric)
Residential	807,734	88,072	324,189	65,587	813,727	72,363	285,637	62,699
Commercial	932,574	697,141	656,874	73,680	936,143	347,032	664,851	74,205
Industrial	1,289,318	2,757,284	911,174	5,130	1,182,605	2,999,359	928,778	7,940
Other	18,029	—	132,403	(4,224)	19,119	—	96,718	4,538
Total	3,047,655	3,542,497	2,024,640	140,173	2,951,594	3,418,754	1,975,984	149,382

Average Customers
Residential	62,780	14,555	50,997	23,856	61,170	14,027	50,114	23,697
Commercial	6,542	1,362	4,322	7,382	6,451	1,323	4,407	7,405
Industrial	115	63	1,443	2	108	60	1,173	2
Other	8	—	—	—	6	—	—	—
Total	69,445	15,980	56,762	31,240	67,735	15,410	55,694	31,104

	For the Year Ended December 31, 2014				For the Year Ended December 31, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$65,958	$4,844	$24,502	$43,023	$52,594	$4,576	$21,967	$41,349
Commercial	36,452	4,504	33,063	37,553	28,445	4,332	32,259	38,430
Industrial	6,912	5,072	12,808	3,569	6,349	4,919	11,278	4,088
Other (1)	1,244	3,331	(753)	(8,611)	1,869	2,175	(2,730)	(8,917)
Total Operating Revenues	$110,566	$17,751	$69,620	$75,534	$89,257	$16,002	$62,774	$74,950

Volume (in Dts for natural gas and MWHs for electric)
Residential	3,761,034	342,684	1,281,619	310,218	3,189,000	324,873	1,217,859	289,745
Commercial	3,783,741	1,717,111	2,596,547	312,557	3,378,707	1,370,408	2,762,780	309,813
Industrial	4,453,053	12,618,508	3,841,935	29,090	4,169,615	13,454,749	3,688,787	31,120
Other	75,117	—	34,450	(8,533)	69,090	—	(81,723)	18,347
Total	12,072,945	14,678,303	7,754,551	643,332	10,806,412	15,150,030	7,587,703	649,025

Average Customers
Residential	62,216	14,412	50,835	23,865	60,685	13,970	50,086	23,742
Commercial	6,534	1,363	4,368	7,405	6,445	1,299	4,605	7,407
Industrial	111	60	1,321	2	110	58	947	2
Other	7	—	—	—	5	—	—	—
Total	68,868	15,835	56,524	31,272	67,245	15,327	55,638	31,151

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Worcester County NG Distribution (Sandpiper) is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.